           As filed with the Securities and Exchange Commission
                        on May 6, 1998
                                   Registration No. 333-_____
_________________________________________________________________
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
          _____________________________________________
                            FORM S-8
                  REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933
          _____________________________________________

                      HCB BANCSHARES, INC.
---------------------------------------------------------------
    (Exact name of Registrant as Specified in Its Charter)

            Oklahoma                            62-1670792
---------------------------------------------------------------
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)

                         237 Jackson Street
                   Camden, Arkansas  71701-3941
                        (870) 836-6841
-----------------------------------------------------------------
              (Address of Principal Executive Offices)

          HCB Bancshares, Inc. Management Recognition Plan
            HCB Bancshares, Inc. 1998 Stock Option Plan
-----------------------------------------------------------------
                    (Full Title of the Plan)

                     Gary R. Bronstein, Esquire
                     J. Mark Poerio, Esquire
                     K. Scott Fife, Esquire
                Housley Kantarian & Bronstein, P.C.
                  1220 19th Street N.W., Suite 700
                     Washington, D.C.  20036
-----------------------------------------------------------------
               (Name and Address of Agent For Service)

                        (202) 822-9611
-----------------------------------------------------------------
 (Telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE
====================================================================================
Title of Each                       Proposed Maximum   Proposed Maximum   Amount of
Class of Securities  Amount to be    Offering Price     Offering Price  Registration
to be Registered      Registered       Per Share             Price           Fee
------------------------------------------------------------------------------------
Common Stock,
$.01 par value         370,300 (1)        (2)           $5,924,800 (2)   $1,747.82
===================================================================================

(1) Maximum number of shares issuable under the HCB Bancshares, Inc. Management
    Recognition Plan (52,900 shares) and the HCB Bancshares, Inc. 1998 Stock Option
    Plan (317,400 shares), as such amounts may be increased in accordance with said plans in the event of a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, stock split or similar event involving the
    Registrant.
(2) Under Rule 457(h) the registration fee may be calculated, inter alia, based upon the price at which the options may be exercised.  370,300 shares are being registered hereby, of which 304,300 are under option at a weighted average exercise price of $16.00 per share ($4,868,800 in the aggregate).  The remainder of such shares, which are not presently subject to option (66,000 shares), are being registered based upon the average of the high and low selling prices of the common stock of the Registrant as reported on the National
    Association of Securities Dealers Automated Quotation, National Market System
    ("NMS") on May 1, 1998 of $16.00 per share ($1,056,000 in the aggregate).
    Therefore, the total amount of the offering being registered herein is
    $5,924,800.

/TABLE

                        PART I

          INFORMATION REQUIRED IN THE SECTION
                   10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
------   INFORMATION*

    *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the HCB Bancshares, Inc. Management Recognition Plan and the HCB Bancshares, Inc. 1998 Stock Option Plan (together, the "Plans") in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.


                       PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

    HCB Bancshares, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov".

    The following documents are incorporated by reference in this Registration Statement:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended if amended,

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as amended if amended,

    (c) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, as amended if amended,

    (d) The description of the Company's securities contained in the Company's Registration Statement on Form 8-A, as amended if amended (Commission File No. 0-22423).

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES
------
    Not applicable, as the Common Stock is registered under
Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------
    Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------
    Article XVII of the Company's Certificate of Incorporation sets forth circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacities as follows:

                     ARTICLE XVII

                    INDEMNIFICATION

    A. Persons. The Corporation shall indemnify the persons named below as provided in this Article XVII and to the full extent permitted under applicable law:

    (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

    (2) any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

    B. Extent. In case of a threatened, pending or completed suit, action, proceeding or other matter (whether civil, criminal, administrative or investigative) (together hereafter referred to as a suit) against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for all amounts actually and reasonably incurred by him in connection with the defense or settlement of the suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments and (iv) fines.

    C. Standard. In case of a suit, a person named in paragraph A shall be indemnified only if:

    (1)  he is successful on the merits or otherwise; or

    (2) he acted in good faith in the transaction which is the subject of the suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV) not approved by the board of directors. The termination of a suit by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

    D.  Determination That Standard Has Been Met.  A
determination that the standard of paragraph C has been
satisfied may be made by a court.  Or, the determination may be made by:

    (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or
    (2) independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or
    (3)  the shareholders of the Corporation.

    E. Proration. Anyone making a determination under paragraph D may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

    F. Advance Payment. The Corporation shall pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under paragraphs A through E if:

    (1) the board of directors authorizes the specific payment; and

    (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through E.

    G. Nonexclusive. The indemnification and advance payment of expenses provided by paragraphs A through F shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement or vote of shareholders or disinterested directors, or otherwise.

    H.  Continuation.  The indemnification provided by this
Article XVII shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through F shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

    I. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through F.

    J. Savings Clause. If this Article XVII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation or person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law.

    Article XVIII of the Company's Certificate of
Incorporation sets forth the limits of a director's liability to the Company or its shareholders as follows:

                     ARTICLE XVIII

          LIMITATIONS ON DIRECTORS' LIABILITY

    A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 1053 or of the Oklahoma General Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.
If the Oklahoma General Corporation Act is amended after the date of filing of this Certificate to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Oklahoma General Corporation Act, as so amended.

    Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

    The Bank has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of the Bank while serving in their capacities as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------
      Not Applicable.

ITEM 8.  EXHIBITS
------
    For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS
------
    1.   The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

              (i)  To include any prospectus required by Section
         10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1934, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Camden, State of Arkansas, on May 5, 1998.

                         HCB BANCSHARES, INC.


                         By: /s/ Vida H. Lampkin
                             -------------------------------
                             Vida H. Lampkin
                             President
                             (Duly Authorized Representative)

                   POWER OF ATTORNEY

    We, the undersigned directors and executive officers of HCB Bancshares, Inc., hereby severally constitute and appoint Vida H. Lampkin and Cameron D. McKeel, with full power of substitution, our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Vida H. Lampkin and/or Cameron D. McKeel may deem necessary or advisable to enable HCB Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of HCB Bancshares, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Vida H. Lampkin and/or Cameron D. McKeel shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signatures                   Title                                Date
-----------                   -----                                -----
/s/ Vida H. Lampkin           Chairman of the Board, President     May 5, 1998
----------------------------- and Chief Executive Officer
Vida H. Lampkin               (Principal Executive, Financial
                              and Accounting Officer)

/s/ Cameron D. McKeel         Director and Vice President          May 5, 1998
-----------------------------
Cameron D. McKeel

/s/ Roy Wayne Moseley         Director                             May 5, 1998
----------------------------
Roy Wayne Moseley

Bruce D. Murry                Director                             May 5, 1998
----------------------------
Bruce D. Murry

/s/ Carl E. Parker, Jr.       Director                             May 5, 1998
----------------------------
Carl E. Parker, Jr.

/s/ Lula Sue Silliman         Director                             May 5, 1998
----------------------------
Lula Sue Silliman

/s/ Clifford Steelman         Director                             May 5, 1998
----------------------------
Clifford Steelman
/TABLE

                   INDEX TO EXHIBITS

Exhibit         Description
-------         -----------

  5 Opinion of Housley Kantarian & Bronstein, P.C. as to the legality of the Common Stock being registered

 23.1          Consent of Housley Kantarian & Bronstein, P.C.
               (appears in their opinion filed as Exhibit 5)

 23.2          Consent of Gaunt & Company, LTD and  Miller,
               England & Company

 23.3          Consent of Miller, England & Company

 24 Power of Attorney (contained in the signature page to this Registration Statement)

 99.1 HCB Bancshares, Inc. Management Recognition Plan and associated trust

 99.2          HCB Bancshares, Inc. 1998 Stock Option Plan

 99.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive Stock
               Options granted under the HCB Bancshares, Inc.
               1998 Stock Option Plan

 99.4 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-Incentive
               Stock Options granted under the HCB Bancshares,
               Inc. 1998 Stock Option Plan

 99.5          Notice of MRP Award

 99.6 Memorandum concerning taxation of MRP Awards, and associated election form